FOR MMEDIATE RELEASE



For further information contact:
FLAG Financial Corporation - John S. Holle (706) 845-5005
Middle Georgia Bankshares, Inc. - J. Dan Speight, Jr. (912) 268-2056 Three Rivers Bancshares, Inc. - J. Preston Martin (912) 362-4483

          FLAG FINCANCIAL CORPORATION AND THREE RIVERS BANCSHARES, INC.,
                                 ANNOUNCE MERGER

LaGrange, GA (January 21, 1998) - FLAG Financial Corporation, parent company of First Federal Savings Bank of LaGrange in LaGrange, Georgia, and Three Rivers Bancshares, Inc., parent company of Bank of Milan in Milan, Georgia, today announced they have executed a Letter of Intent to combine their two operations by means of a tax-free merger, to be accounted for as a purchased business combination. The proposed combination is subject to final due diligence, regulatory approval and approval by the shareholders of Three Rivers and FLAG.

Under the terms of the proposed agreement, shareholders of Three Rivers will receive 41 shares of FLAG common stock for each share of Three Rivers. Accordingly, due to the fact that Three Rivers has 8,300 shares of stock outstanding, an additional 340,300 shares of FLAG common stock will be issued which equates to a purchase price of approximately $6.2 million.

FLAG Financial had previously announced its combination with Middle Georgia Bankshares, Inc., parent company of Citizens Bank in Vienna, Georgia. Both combinations are projected to be completed during the first half of 1998, and both are expected to be accretive to FLAG's earnings for 1998. At the conclusion of both of these transactions, the total outstanding shares of FLAG will increase from approximately 2,037,000 to approximately 3,390,000.

John S. Holle, Chairman and Chief Executive Officer of FLAG Financial, commented: "We are delighted to welcome Three Rivers and its Chief Executive Officer, Preston Martin, to the FLAG partnership of strong financial institutions. Like Middle Georgia, whose combination with FLAG is pending, Three Rivers and its subsidiary, Bank of Milan, are proven, high-performance institutions whose market fits comfortably with those of Citizens Bank."

J. Preston Martin, President and Chief Executive Officer of Three Rivers, stated: "I am pleased to have our Company join FLAG and Middle Georgia to help build a new type of partnership that delivers community banking services throughout Georgia. We bring to the table a record of solid earnings and strong capital, and in combination with our new partners we anticipate significant growth of our commercial banking services in Central Georgia. John Holle and Dan Speight have designed a strategic plan based on customer service, community responsiveness and high profitability. This is a plan which our Bank can enthusiastically support to bring value to the shareholders of our institution and of FLAG."

Under the terms of the proposed combination, Mr. Martin will join the Board of Directors of FLAG and serve as Senior Vice President of the Company and retain the position of President of Bank of Milan.

FLAG Financial had assets at December 31, 1997, of $247,985,282, deposits of $179,610,180, loans of $166,823,299, and net income for the year then ended of $2,033,114. Three Rivers, which has two offices, one in Milan and one in McRae, Georgia, had assets at December 31, 1997, of $34,037,192, deposits of $30,772,000, loans of $25,847,983, and net income for the year then ended of $664,321. On a combined pro forma basis with the combination with Middle Georgia and Three Rivers at December 31, 1997, FLAG would have had total assets of $410,765,095, deposits of $323,989,233, and loans of $280,445,750. Upon consummation of the combinations with Middle Georgia and Three Rivers, FLAG will have 13 banking offices in nine communities in Georgia, along with a full-service mortgage banking operation and a consumer-finance office.

Mr. Holle concluded: "We are all very anxious to consummate these two combinations. Dan Speight and I are very excited at the prospect of having other partners join us as we build an outstanding Georgia franchise. Even in our smallest communities, our customers demand a full range of services, something that is hard to provide with a limited asset base. By bringing together senior executives with proven track records, a common strategic focus on the effective delivery of community bank services, solid profitability, and the enhancement of shareholder value, we hope to build a new type of partnership for Georgia banks and bankers. Dan Speight and I could not be more pleased to welcome Preston Martin and Three Rivers to our partnership."

Shares of FLAG  trade on the  NASDAQ  National  Market  System  under the symbol
"FLAG."